Exhibit 10.2
THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This Third Amendment (this “Amendment”) to the Executive Employment Agreement (the “Agreement”) by and between Reuven Spiegel (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”) which was effective as of August 1, 2020, as amended by that certain First Amendment to Executive Employment Agreement, dated as of March 1, 2023, and that certain Second Amendment to Executive Employment Agreement entered into by the Company and the Executive to be effective March 1, 2025, is hereby entered into by the Company and the Executive to be effective March 1, 2025 (the “Amendment Date”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Executive and the Company wish to enter into this Amendment in order to modify the terms of Executive’s service with the Company.

NOW, THEREFORE, in consideration of the foregoing, effective as of the Effective Date, the Agreement is hereby amended as follows:

1.Paragraph 2 is hereby deleted in its entirety and replaced with the following:

2. Scope of Employment. During the Term, the Company shall employ Executive and Executive shall render services to the Company as its Executive Vice President, DKL and Special Projects and in such other capacities and positions as may be established by the Company from time to time. During the Term, Executive may also serve as Executive Vice President, DKL and Special Projects of any subsidiary of the Company. Executive shall devote Executive’s full business time and best efforts to the successful functioning of the Company’s business and shall faithfully and industriously perform all duties pertaining to Executive’s position, including such additional duties as may be assigned from time to time, to the best of Executive’s ability, experience and talent; provided, however, that Executive may engage in passive personal investments subject to the Company’s investment policies, Executive may pursue charitable or civic activities, participate in industry association and trade groups, and serve as an executor, trustee or in other similar fiduciary capacities; provided that any such activities do not interfere with the performance of his responsibilities and obligations pursuant to this Agreement as determined in the discretion of the Board and subject to Executive’s reporting of such activities to the Chief Executive Officer in the manner determined by the Company. In the event Executive desires to serve on the board of directors of any entity or otherwise serve in a fiduciary capacity with respect to any person, prior written approval of such service must be obtained from the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Board”) and such service may continue in the discretion of the Company’s Nominating and Corporate Governance Committee. Executive shall be subject at all times during the Term hereof to the direction and control of the Chief Executive Officer in respect of the work to be done in his capacity as Executive Vice President, DKL and Special Projects.
2.The Terms of Employment attached as Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Terms of Employment attached to this Amendment as Exhibit A.

3.Except as expressly modified by this Amendment, all terms, conditions and covenants in the Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows]

In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY: DELEK US HOLDINGS, INC	EXECUTIVE:

/s/ Sam Eljaouhari	/s/ Reuven Spiegel
By: Sam Eljaouhari	By: Reuven Spiegel
Title: EVP, CHRO

Reuven Spiegel
Terms of Employment,
Exhibit A to Executive Employment Agreement

Title:	EVP, Special Projects
Reports To:	Avigal Soreq, Chief Executive Officer
Term:
February 28, 2026; subsequent to which Executive and the Company shall enter into a one-year consulting agreement with annual base compensation of $400,000 on mutually agreeable terms to be negotiated at such time.

Base Salary:	$550,000 annually to be paid out (bi-weekly)
Annual Bonus:
Executive will be eligible for an annual bonus at target of 90% of your Base Salary beginning in 2025, split evenly between the DK Executive Annual Incentive Plan and the DKL Annual Incentive Plan. The annual bonus percent may range from 0% to 200% based off of company performance.

Long-Term Incentive (Equity Plan):
Executive will be eligible for the company’s long-term incentive plan, which would consist of annual grants, which at target would be equal to $800,000 in time based Restricted Stock Units (50% DK and 50% DKL), vesting quarterly through 12/31/2025

Vacation:	5 weeks of accrued vacation Unused vacation balance from 2025 shall be paid out

Covenants:	Customary non-compete, non-solicit and confidentiality as applicable

Location:	Brentwood, TN

Effective Date:	March 1, 2025